Media contact:               Charles Keller
                             612-678-7786
                             charles.r.keller@ampf.com

Stockholder contact:         Chris Moran
                             617-218-3864
                             christopher.m.moran@ampf.com


   TRI-CONTINENTAL CORPORATION DECLARES SECOND QUARTER DIVIDEND UNDER EARNED
                              DISTRIBUTION POLICY

NEW YORK, NY, May 21, 2009 - Tri-Continental Corporation (the "Corporation") (NYSE: TY) today declared a second quarter dividend of $0.049 per share of Common Stock and $0.625 per share of Preferred Stock. Dividends on Common Stock will be paid on June 9, 2009 to Common Stockholders of record on June 1, 2009, and dividends on Preferred Stock will be paid on July 1, 2009 to Preferred Stockholders of record on June 1, 2009. The ex-dividend date for both the Common Stock and the Preferred Stock is May 28, 2009. The reinvestment price for the Common Stock distribution will be the closing price on the New York Stock Exchange on that date.

The $0.049 per share dividend on the Common Stock is in accordance with the Corporation's earned distribution policy, which was adopted by the Corporation's Board of Directors on January 8, 2009 and replaced the level rate distribution policy that was in effect prior to such date.

The Corporation has paid dividends for 65 consecutive years. Effective November 7, 2008, the Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Corporation was managed by J. & W. Seligman & Co. Incorporated. RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.) is the principal underwriter of the RiverSource Family of Funds, which includes the Corporation.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Service Corporation at 800 221-2450. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation's investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED        MAY LOSE VALUE                     NO BANK
                                                           GUARANTEE
NOT A DEPOSIT           NOT INSURED BY ANY FEDERAL GOVERNMENT
                        AGENCY